                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                                MAIL-WELL, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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

MAIL-WELL, INC.

[LOGO]

                                              8310 South Valley Highway, #400
                                                 Englewood, Colorado 80112
                                                   (303) 790-8023



                NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Stockholders:

         On Thursday, April 29, 2004, Mail-Well will hold its 2004 annual meeting of stockholders at its principal executive offices, 8310 South Valley Highway, #400, Englewood, Colorado. The meeting will begin at 8:30 a.m. Mountain Time.

         Stockholders who owned shares of our common stock at the close of business on March 5, 2004, may attend and vote at the meeting. We ask that all stockholders be present at the meeting in person or by proxy so that we have a quorum. At the meeting, you will be asked to:

     1. Elect seven directors for terms expiring at the 2005 annual meeting of stockholders;

     2. Amend our articles of incorporation to change our corporate name to "Cenveo, Inc.";

     3. Amend our long-term equity incentive plan to (a) increase by 3,025,000 the number of shares which may be granted under the plan and (b) amend the limitation that only 800,000 shares may be granted as awards other than options;

     4. Ratify the selection of Ernst & Young, LLP as our independent auditors for 2004; and

     5.  Attend to any other business properly presented at the meeting.

         We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy card and return it in the postage prepaid envelope.

         A copy of our 2003 Annual Report is enclosed. This notice and proxy statement, the proxy card and the 2003 Annual Report are being mailed on or about March 19, 2004.

         Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

                                  By Order of the Board of Directors,

                                  Mark L. Zoeller
                                  Vice President-General Counsel and Secretary

Englewood, Colorado
March 19, 2004

-------------------------------------------------------------------------------

                     PROXY STATEMENT TABLE OF CONTENTS

-------------------------------------------------------------------------------


QUESTIONS AND ANSWERS......................................................1

PROPOSALS TO BE VOTED ON...................................................4

NOMINEES FOR THE BOARD OF DIRECTORS........................................6

GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION........................8

OWNERSHIP OF VOTING SECURITIES............................................11

EXECUTIVE OFFICERS AND KEY EMPLOYEES......................................13

COMPENSATION OF EXECUTIVE OFFICERS........................................15

REPORT ON EXECUTIVE COMPENSATION..........................................20

AMENDMENT OF LONG-TERM EQUITY INCENTIVE PLAN..............................23

REPORT OF THE AUDIT COMMITTEE.............................................26

INDEPENDENT PUBLIC AUDITORS...............................................28

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN...........................29

OTHER INFORMATION.........................................................31




                                   - i -

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-------------------------------------------------------------------------------

                           QUESTIONS AND ANSWERS

-------------------------------------------------------------------------------

1.       Q:       WHY AM I RECEIVING THESE MATERIALS?
         A:       The Board of Directors of Mail-Well is providing these
                  proxy materials to you in connection with Mail-Well's annual meeting of stockholders which will take place on April 29, 2004. As a stockholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.       Q:       WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?
         A:       The information included in this proxy statement relates
                  to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2003
                  Annual Report is also enclosed.

3.       Q:       WHO MAY VOTE AT THE MEETING?

         A: Only stockholders of record at the close of business on March 5, 2004, may vote at the meeting. As of the record date, 48,348,123 shares of Mail-Well's common stock were issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.


4.       Q:       WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A
                  STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
         A:       Most stockholders hold shares through a stockbroker, bank
                  or other nominee rather than directly in their own name.
                  There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

                  Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered to be the stockholder of record of those shares and these proxy materials are being sent directly to you by Mail-Well. As the stockholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

                  Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank which is considered to be the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

5.       Q:       WHAT MAY I VOTE ON AT THE MEETING?
         A:       You may vote to elect seven nominees to serve on
                  Mail-Well's Board of Directors for terms expiring at the next annual meeting, to amend our articles of incorporation to change our corporate name to "Cenveo, Inc.," to amend our long-term equity incentive plan and to ratify the selection of Ernst & Young, LLP as our independent auditors for 2004.

6.       Q:       HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?
         A:       The Board of Directors recommends that you vote your
                  shares FOR each of the seven listed director nominees, FOR the amendment to our articles of incorporation, FOR the amendment of our long-term equity incentive plan and FOR the ratification of the independent auditors.

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

7.       Q:       HOW CAN I VOTE MY SHARES?
         A:       You may vote either in person at the meeting or by
                  appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement.

8.       Q:       HOW ARE VOTES COUNTED?
         A:       In the election of directors, you may vote FOR all of the
                  director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposals to amend the articles of incorporation to change our corporate name, amend our long-term equity incentive plan and ratify the auditors.

9.       Q:       HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?
         A:       Assuming a quorum is present at the meeting, if a majority of our outstanding shares vote in favor of a proposal, then the proposal will be approved (other than in the election of directors). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will have the effect of voting against the proposals.

10.      Q:       CAN I CHANGE MY VOTE?
         A:       You have the right to revoke your proxy at any time before the meeting by:

                  o providing written notice to Mail-Well's corporate secretary that you revoke your proxy,
                  o    voting in person at the meeting, or
                  o    appointing a new proxy before the meeting begins.

                  Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

11.      Q:       WHO WILL COUNT THE VOTES?
         A:       ADP/Investor Communication Services will count the votes
                  and Jeff Dykes, our assistant secretary, will report on the results at the meeting as the inspector of election.

12.      Q:       WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
         A:       If your shares are registered differently and are held in
                  more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting ADP/Investor
                  Communication Services at 51 Mercedes Way, Edgewood, New
                  Jersey 11717, phone (631) 274-8024.

13.      Q:       HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
         A:       We do not know of any business to be considered at the
                  meeting other than:

                  o    election of seven directors,
                  o amendment of our articles of incorporation to change our corporate name to Cenveo, Inc.,
                  o    amendment of our long-term equity incentive plan to
                       (a) increase by 3,025,000 the number of shares which may be granted under the plan and (b) amend the limitation that only 800,000 shares may be granted as awards other than options, and
                  o    ratification of our independent auditors.

                  If any other business is properly presented at the meeting, your proxy gives Herbert H. Davis, our senior vice president--corporate development and chief legal officer, and Mark L. Zoeller, our vice president--general counsel and secretary, authority to vote on these matters in their discretion.

14.      Q:       WHO MAY ATTEND THE MEETING?
         A:       All stockholders who owned shares of our common stock on
                  March 5, 2004 may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

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

15.      Q:       WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE
                  VOTING?
         A:       The results of the voting will be announced at the
                  meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004 to be filed with the Securities and Exchange
                  Commission.

16.      Q:       IS MY VOTE CONFIDENTIAL?
         A:       Proxy instructions, ballots and voting tabulations that
                  identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Mail-Well or to third parties except:

                  o    as necessary to meet applicable legal requirements,
                  o to allow for the counting and certification of votes, or
                  o    to help our Board solicit proxies.

17.      Q:       WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
                  DUE?
         A:       All stockholder proposals to be considered for inclusion
                  in our proxy statement for the 2005 annual meeting must be received by our corporate secretary at our principal office by November 10, 2004.

18.      Q:       WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE
                  MEETING AND HOW WILL THESE PROXIES BE SOLICITED?
         A:       We will pay the cost of preparing, assembling, printing,
                  mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

-------------------------------------------------------------------------------

                          PROPOSALS TO BE VOTED ON

-------------------------------------------------------------------------------

PROPOSAL 1--ELECTION OF DIRECTORS

Seven directors will be elected this year for terms expiring in 2005. The nominees for election are:

    Paul V. Reilly      Thomas E. Costello   Martin J. Maloney  David M. Olivier
    Jerome W. Pickholz  Alister W. Reynolds  Susan O. Rheney

Each nominee is currently serving as a director of Mail-Well. Each person elected as a director will serve until the 2005 annual meeting of stockholders or until his or her successor has been elected and qualified.

The seven nominees receiving the most affirmative votes at the meeting will be elected as directors assuming a quorum is present. Consequently any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included beginning at page 6. These biographies include their age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his or her present occupation for at least the past five years.

The Board recommends a vote FOR election of these seven director nominees.

------------------------------------------------------------------------------

PROPOSAL 2--AMENDMENT OF OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO "CENVEO, INC."

On October 29, 2003, we announced that we were reorganizing Mail-Well into two business segments which focus on Mail-Well's customer base: commercial and resale. Our commercial segment serves the needs of direct customers while our resale segment serves wholesalers and value-added resellers. This reorganization is part of our overall strategy to align our business to our customers' needs. To further the goals of our reorganization and our strategy, our Board approved management's recommendation that we conduct our business under a new name: "Cenveo" (senn-VAY-oh). By adopting a new common name for each of our operating locations, we believe we will be better able to execute our "total customer solutions" strategy which offers customers one-stop shopping for all of their visual communications needs.

To conform our corporate name with the name under which we will be doing business, on February 5, 2004, our Board approved the following amendment to
Article I of our articles of incorporation: "The name of the corporation is Cenveo, Inc."

Our Board believes that changing our corporate name from Mail-Well to Cenveo is the natural next step in our strategy to unite our company and differentiate our brand. The Cenveo name - which will replace the multiple names of our local and regional companies - is expected to strengthen our identity with customers and raise our profile as the industry's most capable "total solutions" provider. In addition to being a major building block in our sales strategy, the new name will reinforce our workplace identity as one company with 10,000 employees working together to maximize our resources, strengths and opportunities.

You are being asked to approve the change of our corporate name to "Cenveo, Inc." The amendment to our articles of incorporation must be approved by the affirmative vote of a majority of our outstanding shares and then filed with the Colorado Secretary of State before it becomes effective.

The Board recommends a vote FOR this amendment to our articles of incorporation to change our corporate name to "Cenveo, Inc."

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

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PROPOSAL 3--AMENDMENT OF OUR LONG-TERM EQUITY INCENTIVE PLAN

You are being asked to amend our long-term equity incentive plan to (a) increase by 3,025,000, from 4,425,000 to 7,450,000 the number of shares which may be issued under the plan and (b) amend the limitation that only 800,000 shares may be granted as awards other than options. The amendments to our long-term equity incentive plan are described beginning at page 22. The amendments will be effective if they are approved by the affirmative vote of a majority of our outstanding shares.

This plan promotes the interests of Mail-Well and our stockholders by:

         o attracting and retaining key officers, employees, directors and consultants,
         o motivating these individuals by granting them performance-related incentives to achieve long-range performance goals, and
         o linking their compensation to the long-term interests of Mail-Well and our stockholders.

The Board recommends a vote FOR amendment of our long-term equity incentive plan to (a) increase by 3,025,000 from 4,425,000 to 7,450,000 the number of shares which may be issued under the plan and (b) amend the limitation that only 800,000 shares may be granted as awards other than options.

----------------------------------------------------------------------------

PROPOSAL 4--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young, LLP served as our independent auditor for 2003 and our audit committee has selected the firm as our independent auditors for 2004. Representatives of Ernst & Young will attend the annual meeting and will have the opportunity to make a statement and to answer questions.

The following audit services were performed by Ernst & Young for the year ended December 31, 2003:

         o examination of the financial statements of Mail-Well and our subsidiaries and employee benefit plans,
         o services related to our filings with the Securities and Exchange Commission, and
         o consultation on matters related to accounting and financial reporting.

Additional information concerning Ernst & Young's services for Mail-Well can be found on pages 26-28. The affirmative vote of a majority of our outstanding shares will ratify the selection of Ernst & Young as our independent auditors.

The Board recommends a vote FOR ratification of Ernst & Young as our independent auditor for 2004.

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                    NOMINEES FOR THE BOARD OF DIRECTORS

-------------------------------------------------------------------------------



Biographies
-----------

o  Paul V. Reilly

o  Thomas E. Costello

o  Martin J. Maloney

o  David M. Olivier

o  Jerome W. Pickholz

------------------------------------------------------------------------------

The following nominees are currently serving as Board members of Mail-Well and are standing for re-election.

PAUL V. REILLY

Paul Reilly, age 51, has served as our president, chief executive officer and chairman of the Board since 2001. He has been a director since 1998. Mr. Reilly was our president and chief operating officer from 1998 to 2001 and was senior vice president--finance and chief financial officer from 1995 to 1998. Mr. Reilly spent 14 years with Polychrome Corporation, a prepress supplier to the printing industry, where he held a number of positions including assistant corporate treasurer, corporate treasurer, vice president and chief financial officer and general manager of United States operations. Mr. Reilly is a certified public accountant.

THOMAS E. COSTELLO

Thomas Costello, age 64, became a director in 2003. From 1991 through retirement in 2002, Mr. Costello served as chief executive officer of Xpedx, a multi-billion dollar distributor of printing and packaging products, and senior vice president of International Paper Co. Xpedx is a wholly owned division of International Paper. He is also a director of Cadmus Communications Corporation, a customized printer, and Intertape Polymer Group, a manufacturer of tape for plastic packaging. Mr. Costello is a member of our compensation and human resources committee and our health, safety and environmental committee.

MARTIN J. MALONEY

Martin Maloney, age 59, became a director in 2003. Since 1984 Mr. Maloney has served as chairman and co-founder of Broadford and Maloney, Inc., an agency specializing in public relations, advertising and marketing communications for graphic arts related companies. Since 1989 he has served on the Board of advisors of the New York University Center for Graphic Arts Management. He is also a director of the Association of Graphic Communications and serves on the board of governors of Legatus. Mr. Maloney served as internal auditor and prepared annual reports for companies for over 20 years. Mr. Maloney is a member of our audit committee and our compensation and human resources committee.

DAVID M. OLIVIER

David Olivier, age 60, became a director in 2003. Mr. Olivier was with Wyeth Corporation, a pharmaceutical company, and its affiliated entities for over 35 years when he retired in 2002. He was a director and senior vice president at the time of his retirement. He is also a director of Summerset Medical Center, a director and advisor to Taratec, a management consulting company, and an advisor to AIG Healthcare Partners, a private equity firm. Mr. Olivier is a member of our compensation and human resources committee and our health, safety and environmental committee.

JEROME W. PICKHOLZ

Jerome Pickholz, age 71, has been a director since 1994. Mr. Pickholz is chairman emeritus of Ogilvy & Mather Direct Worldwide, a direct advertising agency, where he served as chief executive officer from 1978 until 1994, and as chairman in 1994 and 1995. Mr. Pickholz served as founder and chairman of Pickholz, Tweedy, Cowan, L.L.C., a marketing communications company, from 1996 until 2001 and he has been a direct marketing consultant since 2001. He is a certified public accountant. Mr. Pickholz serves as chair of our audit committee and is a member of our governance and nominating committee.

------------------------------------------------------------------------------

o  Alister W. Reynolds

o  Susan O. Rheney

------------------------------------------------------------------------------

ALISTER W. REYNOLDS

Alister Reynolds, age 46, has been a director since 2002. Mr. Reynolds has been employed by Quest Diagnostics, Inc., a provider of diagnostic laboratory testing services, and its former parent company, Corning Incorporated, since 1982 in various positions, including senior vice president-United States operations and, most recently, senior advisor to the office of the chairman. Mr. Reynolds received an MBA in finance from Cornell University. He is also a director of Soma Logic Incorporated, a privately held biotechnology company, Health Care Waste Solutions and Viecore, Inc., a privately held software integration company. Mr. Reynolds serves as chairman of our compensation and human resources committee and is a member of our audit committee.

SUSAN O. RHENEY

Susan Rheney, age 44, has been a director since 2003. Ms. Rheney previously served as a director of Mail-Well from 1993 to 1997. She was a principal in The Sterling Group, L.P., a private investment company, from 1992 to 2001. Ms. Rheney is also a director of Genesis Energy LP, an oil pipeline company, and Texas Petrochemical Holdings, Inc., a chemical manufacturer. From 1999 through 2003 she served as a director of American Plumbing and Mechanical, Inc., a plumbing contractor. Texas Petrochemical filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2003. In connection with this filing, the holder of discount notes issued by Texas Petrochemical filed a lawsuit against the directors and officers of Texas Petrochemical in December 2003. Ms. Rheney received an MBA from Harvard University. She is a certified public accountant and was a public accounting auditor for the accounting firm of Deloitte & Touche. Ms. Rheney is a member of our audit committee and our governance and nominating committee.

------------------------------------------------------------------------------

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                      GOVERNANCE, BOARD COMMITTEES AND
                             BOARD COMPENSATION

-------------------------------------------------------------------------------


NOMINATION OF DIRECTORS

Our governance and nominating committee identifies and selects, or recommends that the Board select, the director nominees for each annual meeting of stockholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow him or her to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition.

To date, the committee has identified and evaluated nominees for directors based on several factors, including:

     o   referrals from our management, existing directors and advisors,
     o   business and industry experience,
     o   education,
     o   diversity,
     o   leadership abilities,
     o   professional reputation and affiliation, and
     o   personal interviews.

The committee currently has no policy in place regarding the consideration of director candidates recommended by stockholders and generally will not consider nominees recommended by stockholders. Instead, it considers nominees identified in the manner described above. We believe that our independent committee can successfully identify appropriate candidates for our board. Mail-Well does not currently pay any fee to a third party to identify or evaluate potential director nominees, although it may retain search firms to assist in finding qualified candidates.

This year each nominee is an existing director standing for re-election. We did not receive any unsolicited proposals for director nominees from stockholders. Two of our current directors, Mr. Frank Diassi and Mr. Frank
J. Hevrdejs, have declined the committee's nomination for re-election as a director at the annual meeting for personal reasons. The Board size will be set at seven directors on April 29, 2004, and the committee will continue to seek qualified potential director candidates.

CORPORATE GOVERNANCE

Our Board and management are committed to diligently exercising their oversight responsibilities throughout Mail-Well and managing our affairs consistent with the highest principles of business ethics. We have adopted a code of business conduct and ethics that applies to all employees, including our senior officers. We continue to review our corporate governance policies and practices along with the provisions of the Sarbanes-Oxley Act of 2002, the new rules of the Securities and Exchange Commission and the new listing standards of the New York Stock Exchange. Since our 2003 annual stockholders meeting the Board has:

     o   updated our corporate governance guidelines,
     o   updated the charter for our audit committee,
     o updated the charter for our compensation and human resources committee,
     o affirmatively determined that all of our directors and director nominees, except for Mr. Reilly, qualify as independent directors as defined by the rules of the New York Stock Exchange and our corporate governance guidelines, and
     o affirmatively determined that three of our directors qualify as an audit committee financial expert under the rules of the Securities and Exchange Commission.

You can view the current committee charters for three of our Board committees, our corporate governance guidelines and our code of business conduct and ethics on our website at www.mailwell.com under "investor relations--governance," or receive copies by writing to our corporate secretary at Mail-Well, Inc., 8310 South Valley Highway, #400, Englewood, Colorado 80112, phone 303-790-8023.

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

BOARD PROCEDURES AND COMMITTEES

Our full Board of directors considers all major decisions. However, we have established an audit committee, a compensation and human resources committee, a governance and nominating committee, and a health, safety and environmental committee so that some matters can be addressed in more depth than may be possible in a full Board meeting. These four committees each operate under a written charter. The Board has affirmatively determined that each member of the following committees are independent as defined by Sections 303.01(B)(2)(a) and (3) and 303A of the New York Stock Exchange's listing standards and our corporate governance guidelines.

Governance and Nominating Committee. The current members of the governance and nominating committee are Mr. Hevrdejs (Chair), Mr. Diassi, Mr. Pickholz and Ms. Rheney. This committee:

     o   identifies candidates for open director positions,
     o selects, or recommends that our Board select, the director nominees for each annual stockholders meeting,
     o   oversees the evaluation of our Board's effectiveness, and
     o develops and recommends to our Board our corporate governance principles.

The governance and nominating committee met four times in 2003.

Health, Safety and Environmental Committee. The current members of our health, safety and environmental committee are Mr. Diassi (Chair), Mr. Costello and Mr. Olivier. This committee reviews with management:

     o   our health, safety and environmental policies and plans,
     o   our safety results, including employee incident rates,
     o   our compliance with health, safety and environmental laws, and
     o our programs and procedures for promoting safety and protecting the environment.

This committee met four times in 2003.

Audit Committee. The current members of our audit committee are Mr. Pickholz (Chair), Mr. Hevrdejs, Mr. Maloney, Mr. Reynolds and Ms. Rheney. The Board has determined that Mr. Pickholz and Ms. Rheney are each audit committee financial experts and that each member of the committee is financially literate and independent under the New York Stock Exchange's listing standards. A description of each committee member's qualifications and business experience is found beginning on page 6. The audit committee met four times during 2003. Our audit committee:

     o monitors the integrity of our financial statements, including our financial reporting process,
     o monitors our systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements,
     o monitors the independence and performance of our independent auditor,
     o monitors the performance of our internal audit function and our financial executives,
     o reviews our annual and quarterly financial statements and earnings press releases, and
     o annually retains our independent auditor and approves the terms and scope of the work to be performed.

For more information on the audit committee, see the report of the audit committee beginning at page 26.

Compensation and Human Resources Committee. The current members of our compensation and human resources committee are Mr. Reynolds (Chair), Mr. Costello, Mr. Maloney and Mr. Olivier. This committee:

     o   reviews and administers our executive compensation programs,
     o   reviews matters relating to management advancement and succession,
     o reviews and recommends to our Board the compensation for our officers and directors, including incentive compensation plans and equity-based plans, and
     o reviews and approves corporate goals for our chief executive officer's compensation and evaluates his performance of those goals.

The compensation and human resources committee held six meetings in 2003. For more information on the compensation and human resources committee, see the report of the compensation and human resources committee beginning at page 20.

BOARD MEETINGS AND ATTENDANCE

Our Board met six times during 2003. Each director attended at least 75% of our Board meetings and the meetings of the Board committees on which they served, except for Mr. Hevrdejs who attended 69%. We strongly encourage each director to attend our annual stockholders meetings, although this is not stated in a formal policy. In 2003, all of our directors attended the annual meeting.

Our corporate governance guidelines provide that each regular Board meeting be scheduled for at least eight hours, including at least one hour for executive sessions of our independent directors. All non-management directors meet in executive session at each regular Board meeting. These executive sessions are chaired by the non-management director then serving as lead director. Our non-management directors serve as lead directors on a rotating basis each quarter based on their tenure on the Board. In 2004 Mr. Hevrdejs will serve as lead director during the first quarter, Mr. Pickholz will serve during the second quarter, Mr. Reynolds will serve during the third quarter and Mr. Costello will serve during the fourth quarter.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation and human resources committee is an officer, or former officer, or employee of Mail-Well. No executive officer of Mail-Well had any interlocking relationship with any other for-profit entity during 2003.

BOARD COMPENSATION

During 2003 each non-employee director received:

     o   an annual retainer of $20,000,
     o   3,424 shares of restricted stock valued at $9,998 on May 1, 2003,
     o   $1,500 for each Board meeting attended in person,
     o   $750 for each Board or committee meeting attended by telephone,
     o   $1,000 for each Board committee meeting attended in person, and
     o non-qualified options for 5,000 shares of common stock under our long-term equity incentive plan described on page 17. These options may be exercised six months following the grant date.

In addition, the chairman of the audit committee received $7,500, the chairman of the compensation and human resources committee received $5,000 and the chairmen of the other Board committees received $3,500. Directors who are employees of Mail-Well do not receive compensation for their service on the Board. Board members are reimbursed for expenses incurred in connection with their attendance at Board meetings and in complying with our corporate governance policies. Mail-Well also provides directors' and officers' liability insurance and indemnity agreements for its directors.

-------------------------------------------------------------------------------

                       OWNERSHIP OF VOTING SECURITIES

-------------------------------------------------------------------------------

This chart shows the common stock ownership for each director and director nominee, the executive officers named on page 13, and owners of more than 5 percent of our outstanding common stock as of March 5, 2004. Each stockholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted.

-------------------------------------------------------------------------------------------------------------
                                                                                            PERCENTAGE OF
                                                                 AMOUNT OF SHARES           COMMON STOCK
             BENEFICIAL OWNERS                                  BENEFICIALLY OWNED           OUTSTANDING
-------------------------------------------------------------------------------------------------------------

5% Holders

Wallace R. Weitz & Company                                           12,125,400   (1)           25.1%
     1125 South 103 Street, Suite 600
     Omaha, Nebraska 68124

Mail-Well 401(k) Savings and Retirement Plan                          2,776,373   (2)            6.4%
     c/o Mail-Well, Inc.
     8310 S. Valley Hwy., #400
     Englewood, Colorado 80112

FMR Corp.                                                             2,533,100   (3)            5.7%
     82 Devonshire Street
     Boston, Massachusetts 02109

Mail-Well Employee Stock Ownership Plan (ESOP)                        2,524,285   (2)            5.2%
     c/o Mail-Well, Inc.
     8310 S. Valley Hwy., #400
     Englewood, Colorado 80112

                                                                                                 5.2%

Directors and Executive Officers

Paul V. Reilly                                                          974,644   (4)
Thomas E. Costello                                                       13,424   (5)            2.0%
Frank P. Diassi                                                       1,251,275   (6)              *
Frank J. Hevrdejs                                                     1,770,635   (7)            2.6%
Martin J. Maloney                                                        13,424   (8)            3.7%
David M. Olivier                                                         13,424   (9)              *
Jerome W. Pickholz                                                       87,311  (10)              *
Alister W. Reynolds                                                     105,321  (11)              *
Susan O. Rheney                                                          64,600  (12)              *
Gordon A. Griffiths                                                     134,497  (13)              *
Robert A. Hart                                                          120,997  (14)              *
Herbert H. Davis III                                                    128,947  (15)              *
Michel Salbaing                                                          92,879  (16)              *

All directors and executive officers as a group (20                   3,553,805  (17)            7.3%
persons)
-------------------------------------------------------------------------------------------------------------

*Less than 1%.

(1) Wallace R. Weitz & Company is a registered investment adviser. This amount reflects the shares held by its clients.
(2) Shares held are voted by trustee Putnam Fiduciary Trust Company at the direction of participants.


                                   - 11 -


(3) Fidelity Management & Research Company is a registered investment adviser and a wholly owned subsidiary of FMR Corp. This amount reflects the shares held by its clients.
(4) Includes 26,698 shares held by his spouse, 696 shares held by a trust benefiting his child of which Mr. Reilly is trustee, stock options for 837,725 shares, 1,823 shares allocated under the ESOP to Mr. Reilly, and 644 shares held by one of his children. Mr. Reilly disclaims beneficial ownership of the shares held by his child. Excludes 291,000 shares of restricted stock which have not vested.
(5)      Includes stock options for 10,000 shares.
(6) Includes 82,396 shares held by two trusts benefiting members of Mr. Diassi's immediate family, 645,438 shares held by Winged Lion Holdings II L.L.C., which is controlled by Mr. Diassi, 369,041 shares held jointly with his spouse, 112,000 shares held by his children of which he retains sole voting rights, and stock options for 42,400 shares. Mr. Diassi has declined the nomination to stand for re-election as a director at the annual meeting for personal reasons.
(7) Includes 19,914 shares held by his spouse, 350,000 shares held by First Sterling Ventures Corp., which is controlled by Mr. Hevrdejs, and stock options for 42,400 shares.
(8)      Includes stock options for 10,000 shares.
(9)      Includes stock options for 10,000 shares.
(10)     Includes stock options for 42,400 shares.
(11) Includes 95,321 shares held jointly with his spouse and stock options for 10,000 shares.
(12) Includes shares held by the Rheney Living Trust of which Ms. Rheney is a trustee and stock options for 10,000 shares.
(13) Includes 45,000 shares held by his spouse and stock options for 39,497 shares. Excludes 57,000 shares of restricted stock which have not vested.
(14) Includes 2,000 shares held by family members and stock options for 101,497 shares. Mr. Hart disclaims beneficial ownership of the shares held by family members. Excludes 57,000 shares of restricted stock which have not vested.
(15) Includes 20,000 shares held in an individual retirement account, 2,000 shares held by his father's estate and stock options for 51,248 shares. Excludes 57,000 shares of restricted stock which have not vested.
(16) Includes 966 shares allocated under the ESOP to Mr. Salbaing and stock options for 83,247 shares. Excludes 57,000 shares of restricted stock which have not vested.
(17) Includes stock options for 1,463,224 shares and 3,455 shares allocated under the ESOP to executive officers. Excludes 644,000 shares of restricted stock which have not vested.

-------------------------------------------------------------------------------

                    EXECUTIVE OFFICERS AND KEY EMPLOYEES

-------------------------------------------------------------------------------


Biographies
-----------


o  Paul V. Reilly

o  Gordon A. Griffiths

o  Robert C. Hart

o  Herbert H.
   ("Woody") Davis III

o  Michel P. Salbaing

------------------------------------------------------------------------------

PAUL V. REILLY

Information about Mr. Reilly can be found on page 6.

GORDON A. GRIFFITHS

Gordon Griffiths, age 61, has served as senior vice president since 2002 and as president of our commercial segment since our reorganization in October 2003. From April 2002 until October 2003 he served as president and chief executive officer of our former commercial printing division. From 2000 until April 2002 Mr. Griffiths was chief executive officer of Pareto Corporation, a Canadian knowledge services provider. He continues to serve as a director of Pareto Corporation. In 2000 Mr. Griffiths co-founded the Caxton Group, a marketing services agency, which became a public company in 2001. He was president of St. Joseph Corporation, Canada's largest privately owned printer, from 1997 until 2000.

ROBERT C. HART

Bob Hart, age 66, has served as senior vice president since 2000 and as president of our resale segment since our reorganization in October 2003. From 2000 until October 2003 he served as president and chief executive officer of our former envelope division. From 1998 until he joined Mail-Well, Mr. Hart owned his own consulting firm after having spent over 30 years with Riverwood International, a paperboard and packaging company. While at Riverwood, Mr. Hart served as vice president and mill manager, vice president of sales and marketing, vice president and general manager of paperboard operations. As senior vice president of its paperboard operation, Mr. Hart directed the operations of three paper mills.

HERBERT H.  ("WOODY") DAVIS III

Woody Davis, age 56, has served as senior vice president--corporate development and chief legal officer since 2001. Before that Mr. Davis was in the private practice of law and was a partner at the Denver, Colorado law firm of Rothgerber Johnson & Lyons LLP for over 20 years. Mr. Davis remains "Of Counsel" at Rothgerber Johnson & Lyons LLP.

MICHEL P. SALBAING

Michel Salbaing, age 58, has served as senior vice president--finance and chief financial officer since 2000. From 1996 to 2000, Mr. Salbaing was with Quebecor World, the largest North American printer, where he held a number of positions including chief financial officer of the overall corporation, president and chief executive officer of Quebecor Printing Europe and senior vice president and chief financial officer of Quebecor World North America. Before 1996 Mr. Salbaing held various senior financial positions with three large Canadian manufacturing firms and spent eight years with Ernst & Young, LLP. Mr. Salbaing is a member of the Canadian Institute of Chartered Accountants.

------------------------------------------------------------------------------

o  Brian P. Hairston

o  William W. Huffman,
   Jr.

o  D. Robert Meyer, Jr.

o  Matthew H. Mitchell

o  Keith T. Pratt

o  Wayne M. Wolberg

o  Mark L. Zoeller

------------------------------------------------------------------------------

BRIAN P. HAIRSTON

Brian Hairston, age 46, has been vice president--human resources since August 2002. From 2001 through August 2002 he was a human resources consultant for a variety of firms. From 1999 to 2001 he was senior vice president--human resources for Kellogg Corporation, a cereal producer. From 1997 to 1999 he served as vice president--human resources for CitiGroup, a financial institution.

WILLIAM W. HUFFMAN, JR.

Bill Huffman, age 55, has been vice president--corporate controller since 2000. From 1999 to 2000 he was vice president--chief financial officer of our commercial printing division. In 1997 and 1998 he was a financial consultant. Mr. Huffman began his career with the accounting firm of Coopers & Lybrand and is a certified public accountant.

D. ROBERT MEYER, JR.

Rob Meyer, age 47, has been vice president--treasurer since 1998. From 1994 to 1998 Mr. Meyer was a partner in the tax department of the accounting firm of Deloitte & Touche LLP. Mr. Meyer is a licensed attorney, certified public accountant and certified financial planner.

MATTHEW H. MITCHELL

Matthew Mitchell, age 39, has been vice president--chief information officer since December 2003. From 1996 to November 2003 he served as vice president--information services with Aramark Educational Resources, Inc., an educational service provider.

KEITH T. PRATT

Keith Pratt, age 57, has been vice president--purchasing and supply chain management since 1998. From 1994 to 1998 Mr. Pratt was vice president of material sourcing and logistics of Ply Gem Industries, a subsidiary of Nortek, Inc., a building products manufacturer.

WAYNE M. WOLBERG

Wayne Wolberg, age 54, has been vice president--general auditor since 2001. From 2000 to 2001 he served as vice president--finance of AT&T Broadband. Mr. Wolberg was vice president and general auditor of MediaOne from 1996 to 2000. He is a certified management accountant.

MARK L. ZOELLER

Mark Zoeller, age 44, has been vice president--general counsel and secretary since January 2003. He joined Mail-Well in 1997 as corporate counsel, served as assistant general counsel from 2000 to 2001 and was vice president--corporate development from 2001 until January 2003. He is a licensed attorney.

------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                     COMPENSATION OF EXECUTIVE OFFICERS

-------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

The following table presents information concerning all compensation received by our chief executive officer and the four other most highly compensated executive officers for all services rendered during 2003, 2002 and 2001.


--------------------------------------------------------------------------------------------------------------
                                         ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                   -----------------------------------------------------------
                                                              OTHER                 SECURITIES
                                                             ANNUAL    RESTRICTED   UNDERLYING     ALL OTHER
NAME AND                                                     COMPEN-     STOCK       OPTIONS        COMPEN-
PRINCIPAL POSITION         YEAR    SALARY       BONUS(1)     SATION     AWARDS(2)    GRANTED        SATION
--------------------------------------------------------------------------------------------------------------
Paul V. Reilly,            2003   $618,077      $     0         (3)     $       0      90,000      $     0
President and Chief        2002    579,231      192,000         (3)             0           0            0
Executive Officer          2001    586,732      180,000(4)      (3)     1,193,100     536,000            0
--------------------------------------------------------------------------------------------------------------
Gordon A. Griffiths        2003    375,000            0         (3)             0      33,750       27,665(5)
President--Commercial      2002    271,176(6)    75,000         (3)       142,500      85,000        9,881(7)
Segment
--------------------------------------------------------------------------------------------------------------
Robert A. Hart             2003    349,038            0         (3)             0      33,750       33,805(8)
President--Resale          2002    325,691       75,000         (3)             0           0       25,000(9)
Segment                    2001    325,000      107,250         (3)       233,700      85,000            0
--------------------------------------------------------------------------------------------------------------
Herbert H. Davis III       2003    336,750            0         (3)             0      25,875            0
Senior Vice President--    2002    313,750       75,000         (3)             0           0            0
Corporate Development      2001    132,500      100,000         (3)       142,500      85,000            0
and Chief Legal Officer
--------------------------------------------------------------------------------------------------------------
Michel P. Salbaing         2003    349,038            0         (3)             0      25,875            0
Senior Vice President      2002    325,692       75,000         (3)             0           0            0
and Chief Financial        2001    325,000      100,000         (3)       233,700     105,000            0
Officer
--------------------------------------------------------------------------------------------------------------

(1) Bonus amounts are shown for the year earned and are paid in the following year.
(2) Reflect the grant of performance accelerated restricted stock under our long-term equity incentive plan described on page 17, based on the closing sale price of our common stock as quoted on the New York Stock Exchange on December 31, 2003 ($4.61 per share). None of these shares has vested. Dividends on unvested shares are paid to the named executive.
(3) None of the named executive officers has received perquisites the value of which exceeded the lesser of either $50,000 or 10% of his total salary and bonus. Perquisites paid include contributions to each person's 401(k) account, tax reimbursements and car allowance.
(4) Due to the impact of industry and general economic conditions on Mail-Well, Mr. Reilly elected not to accept his 2001 bonus.
(5)      Reflects club dues of $13,665 and relocation expenses of $14,000.
(6) $209,133.50 of this amount was paid to Gordon Group Enterprises as a consulting fee. Mr. Griffiths is the sole owner of Gordon Group Enterprises.
(7)      Reflects relocation expenses.
(8) Reflects club dues of $2,616 and loan forgiveness of $31,189. The loan to Mr. Hart is described on page 16.
(9) Reflects loan forgiveness for the loan to Mr. Hart described on page 16.

EXECUTIVE AGREEMENTS

Employment and Executive Severance Agreement. In 2003 Mail-Well entered into an employment and executive severance agreement with Mr. Reilly. This agreement provides that if his employment is terminated under certain circumstances which are not for "cause," Mr. Reilly will receive a payment equal to two years' salary and bonus. If he is terminated under certain circumstances relating to a change of control, Mr. Reilly will receive an additional payment equal to one years' salary. Mr. Reilly would also be reimbursed for post-termination medical premiums and receive any salary or other benefits owed to him under Mail-Well's various employee benefit plans and programs.

Change of Control Agreement. In 2002 Mail-Well entered into a change in control agreement with Mr. Griffiths. This agreement provides that if his employment is terminated under certain circumstances relating to a change in control, Mr. Griffiths will receive a payment equal to one years' base salary. Mr. Griffiths would also receive any salary or other benefits owed to him under Mail-Well's various employee benefit plans and programs.

Severance Agreements. Mail-Well has entered into severance agreements with Mr. Salbaing, Mr. Hart and Mr. Davis. These agreements provide that if the executive's employment is terminated in certain circumstances relating to a change of control, the executive will receive:

     o a payment equal to two years' base salary plus two years' target annual bonus plus the target bonus for the portion of the year completed before termination,
     o   reimbursement of post-termination medical and dental premiums, and
     o   reimbursement of up to $10,000 for outplacement services.

These agreements include covenants from the executive not to compete with Mail-Well during his employment and for a period of two years after he leaves Mail-Well's employ.

Indemnity Agreements. Mail-Well has entered into indemnity agreements with each executive officer which provide that Mail-Well will indemnify the executives in lawsuits brought against any executive in his capacity as an officer of Mail-Well.

Loan to Mr. Salbaing. During 2000 Mail-Well loaned $100,000 to Mr. Salbaing to help him purchase a home in Colorado as part of his relocation. The loan bears interest at 5% and is due upon the earliest to occur of Mr. Salbaing's cessation of employment with Mail-Well, his sale of certain real property located in Canada or the sale of Mr. Salbaing's home in Colorado.

Loan to Mr. Hart. During 2000 Mail-Well loaned $50,000 to Mr. Hart to assist in his relocation to Colorado. The loan bears interest at 8%. Half of this loan was forgiven in 2002 and the remaining half was forgiven in 2003.

In accordance with our corporate governance guidelines adopted in 2002, we no longer make loans to executives or employees.

COMPENSATION PLANS FOR EXECUTIVES, DIRECTORS AND KEY EMPLOYEES

Cash Bonus Annual Incentive Plan. We have a cash bonus annual incentive plan which provides bonus compensation to our executives and other key employees. The bonus plan is designed to promote achievement of our financial goals by making a portion of each participant's compensation depend on his achievement of goals established by the Board and individual performance objectives. Participants must be employed on the date the incentive payments are paid before they can receive any payment under the bonus plan. The report on executive compensation beginning on page 20 further describes the cash bonus plan.

Key Employee Share Option Plan. We adopted a key employee share option plan in 1997 for executive officers and other key employees. Under the plan, participants receive options to purchase shares in regulated investment companies from Mail-Well at exercise prices set by the administering committee. This plan was amended in 2002 to "freeze" both participation and future contributions to the plan. Participants with balances at December 31, 2002, maintain their accounts and distributions to them will continue to be allowed at retirement, disability, death or other termination from employment. Account balances are held in trust and are invested in various mutual funds.

Long-Term Equity Incentive Plan. In 2001 we adopted a long-term equity incentive plan which provides incentive compensation to key officers, employees, directors and consultants. Our former stock option plans were merged into this plan in 2001 and no longer separately exist. However, options still outstanding under the old stock option plans continue to be governed by their grant agreements but are administered under this plan.

Awards may be granted under this plan for:

     o   options for our common stock,
     o   stock appreciation rights based on our common stock,
     o   restricted shares of our common stock,
     o   restricted share units based on our common stock, and
     o   performance awards.


As of March 5, 2004, there were options for 2,253,899 shares outstanding under this plan. Options for an additional 1,485,943 shares are available for grant in the future. Vesting schedules are determined individually for each grant. All stock options have been granted at exercise prices equal to the fair market value of our stock at the date of grant. Stock options either vest over a five-year period or over 4 1/2 years unless accelerated. We have granted 684,398 shares of performance accelerated restricted stock and 750 shares of stock as performance awards under this plan. No stock appreciation rights or restricted share units have been granted under the plan. The charts below show the stock options and restricted shares which were granted to the named executive officers in 2003. In addition, there were options for 3,482,671 shares outstanding under our old stock option plans which were merged into our long-term equity incentive plan in 2001.


Shareholders are being asked to amend this plan to increase by 3,025,000 from 4,425,000 to 7,450,000 the number of shares which may be issued under the plan and to amend the limitation on the number of shares which may be granted as awards other than options under the plan. Additional information concerning the plan and the proposed amendments can be found beginning on page 22.

STOCK OPTION GRANTS IN 2003

The following table presents information concerning stock options granted to each of the named executive officers in 2003 under our long-term equity incentive plan and the potential realizable value for those stock options based on future appreciation assumptions:

-------------------------------------------------------------------------------------------------------------
                                             INDIVIDUAL GRANTS
                      ---------------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE VALUE
                        NUMBER OF                                                 AT ASSUMED ANNUAL RATES OF
                        SECURITIES      % OF TOTAL                                  STOCK PRICE APPRECIATION
                        UNDERLYING   OPTIONS GRANTED                                   FOR OPTION TERM(1)
                         OPTIONS     TO EMPLOYEES IN       EXERCISE    EXPIRATION ---------------------------
NAME                     GRANTED          2003              PRICE         DATE       5%($)        10%($)
-------------------------------------------------------------------------------------------------------------
Paul V. Reilly            90,000         10.45%             $2.16       02-27-08    $53,709      $118,683
-------------------------------------------------------------------------------------------------------------
Gordon A. Griffiths       33,750          3.92%             $2.16       02-27-08     20,141        44,506
-------------------------------------------------------------------------------------------------------------
Robert C. Hart            33,750          3.92%             $2.16       02-27-08     20,141        44,506
-------------------------------------------------------------------------------------------------------------
Herbert H. Davis          25,875          3.00%             $2.16       02-27-08     15,441        34,121
-------------------------------------------------------------------------------------------------------------
Michel P. Salbaing        25,875          3.00%             $2.16       02-27-08     15,442        34,121
-------------------------------------------------------------------------------------------------------------

(1) Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually from the date of grant until the end of the term. The values are calculated based on rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

STOCK OPTIONS EXERCISED IN 2003 AND 2003 YEAR-END OPTION VALUES

The following table presents information about the number and value of stock options exercised in 2003 and held at December 31, 2003 by each named executive officer. A stock option is "in-the-money" if the closing market price of Mail-Well stock exceeds the exercise price of the stock option.


-----------------------------------------------------------------------------------------------------------
                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                       NUMBER OF      VALUE        UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                        SHARES       RECEIVED       OPTIONS AT 12-31-03             12-31-03(1)
                        ACQUIRED       UPON     -----------------------------------------------------------
NAME                  ON EXERCISE    EXERCISE   EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------
Paul V. Reilly             0            --        774,395        358,937       $123,846      $147,010
-----------------------------------------------------------------------------------------------------------
Gordon A. Griffiths        0            --         28,248         90,502         46,088       129,250
-----------------------------------------------------------------------------------------------------------
Robert C. Hart             0            --         90,248        103,502         43,195        65,555
-----------------------------------------------------------------------------------------------------------
Herbert H. Davis           0            --         42,624         68,251         21,129        42,265
-----------------------------------------------------------------------------------------------------------
Michel P. Salbaing         0            --         74,623         96,252         28,086        52,707
-----------------------------------------------------------------------------------------------------------

(1) Based on the closing price per share of Mail-Well stock as quoted on the New York Stock Exchange on December 31, 2003 ($4.61 per share).


No performance accelerated restricted stock awards or other long-term equity incentives were granted to the named executive officers in 2003 under our long-term equity incentive plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding options, stock appreciation rights and warrants granted under our equity compensation plans as of December 31, 2003. All of our equity compensation plans have been approved by our stockholders.

---------------------------------------------------------------------------------------------------------------
                                                                                        NUMBER OF SECURITIES
                                      NUMBER OF SECURITIES                            REMAINING AVAILABLE FOR
                                        TO BE ISSUED UPON        WEIGHTED AVERAGE      ISSUANCE UNDER EQUITY
                                     EXERCISE OF OUTSTANDING    EXERCISE PRICE OF        COMPENSATION PLANS
                                      OPTIONS, WARRANTS AND    OUTSTANDING OPTIONS,    (EXCLUDING SECURITIES
PLAN CATEGORY                                RIGHTS            WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
---------------------------------------------------------------------------------------------------------------
Equity compensation plans not                   0                      NA                        0
approved by stockholders
---------------------------------------------------------------------------------------------------------------
Equity compensation plans approved          5,738,569                 $6.16                  1,397,769
by stockholders
---------------------------------------------------------------------------------------------------------------
Total                                       5,738,569                 $6.16                  1,397,769
---------------------------------------------------------------------------------------------------------------

OTHER BENEFIT PLANS

We do not provide any defined benefit or actuarial plan that is payable upon retirement to the named executive officers. The named executive officers may also participate in Mail-Well's employee stock ownership plans and other benefits available to all employees, some of which are described below.

401(k) Savings Retirement Plan. We adopted a 401(k) savings and retirement plan in 1994 for non-union employees. United States based, union-free employees of Mail-Well and affiliated companies who are classified as an employee expected to work a minimum of 1,000 hours per year are eligible to participate in the plan. For 2003 a participant could contribute to the plan up to the lesser of $12,000 or 50% of his compensation. A maximum of $200,000 is considered for purposes of plan contributions. Contributions are not included in the participant's current taxable income. During 2003 Mail-Well made a matching contribution to participant accounts equal to 50% of the participant's contributions, up to a maximum of 6% of the participant's compensation.

We also sponsor a 401(k) savings and retirement plan for union employees. Collective bargaining agreements determine eligibility for participation and the amount of employer match.

Plan assets are held in trust. A plan participant can direct the investment of his contributions and the matching contributions into one of twelve mutual funds and other investment vehicles, one of which is Mail-Well common stock. Participant contributions to the plan are always fully vested. Mail-Well contributions vest at a rate of 20% for each year of service completed by the participant. Generally, a participant's vested plan benefit is distributable upon his retirement, disability, death or other separation from employment.

Employee Stock Ownership Plan. We adopted an employee stock ownership plan in 1994. This plan was amended in January 2001 to "freeze" both participation and future contributions to the plan. Participants with balances at December 31, 2000 maintain their accounts and distributions to them will continue to be allowed at retirement, disability, death or other termination from employment. A participant's account will continue to become non-forfeitable in increments of 20% for each year of service completed by the participant. Amounts that are forfeited from a partially vested participant's account are allocated to the remaining participants' accounts as an additional contribution or used to offset administration expenses. Funds are held in trust and primarily invested in Mail-Well's common stock.

-------------------------------------------------------------------------------

                      REPORT ON EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------


TO OUR STOCKHOLDERS:

The report of the compensation and human resources committee for 2003 includes our activities related to compensation review and recommendations for the chief executive officer and the other executive officers named on page 13. In 2003, the committee engaged independent compensation consultants to conduct a comprehensive review of the overall executive compensation program. This resulted in significant changes in the design and philosophy of our executive compensation programs, which were submitted to the full Board for approval. These changes are discussed below. The committee intends to continue to regularly evaluate the impact of the executive compensation program on the performance of the executives and Mail-Well, and will make changes it believes are necessary to assist in our success.

COMPENSATION PHILOSOPHY

Our executive compensation policies are designed to:

     o link executive compensation with our annual and long-term performance goals,
     o attract and retain a highly qualified and motivated management team,
     o   reward individual performance, and
     o link the interests of the executive officers directly with those of our stockholders through the use of stock-based incentives as a compensation vehicle.

We implement these policies by setting salaries and incentive pay for our executives which are at the 50th percentile for salaries and bonuses given to executives in similar positions, with an opportunity to exceed the 50th percentile for outstanding performance. We designed our policies to compensate our executives at the 50th percentile when compared to counterparts at similar companies, which include, among others, the companies listed in Mail-Well's peer group index in the performance chart on page 29. This compensation program emphasizes long-term incentives that will encourage our executives to maintain their focus on long-term stockholder interests. In the future the committee intends to use a variety of equity awards as long-term incentives for executives rather than only stock options that vest over time.

COMPONENTS OF COMPENSATION

We set total compensation for each executive officer at competitive levels related to companies of a similar type and size based on a study and recommendations provided by an independent compensation consultant. Executive compensation packages include salary, participation in the cash bonus annual incentive plan discussed on page 16, and awards under the long-term incentive plan discussed on page 17 using equity in the form of:

     o   stock options,
     o   restricted stock,
     o   performance restricted stock,
     o   performance restricted units payable in stock,
     o   free-standing stock appreciation rights, and
     o other stock vehicles appropriate for supporting long-term performance.

To develop and implement Mail-Well's strategic plan, some executive officers also received severance and non-competition agreements described on page 16. We usually set our executive officers' compensation in February or March of each year to be effective at the beginning of April.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and to the four other most highly paid executive officers. However, this statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The committee believes it is in Mail-Well's best interest to try to satisfy the requirements of Section 162(m) by structuring performance-based compensation to executive officers to satisfy the statute's requirements, such as grants of stock options and restricted shares, and cash bonus incentive plan payments. However, we also recognize the need to keep flexible when making compensation decisions so that Mail-Well may meet its overall objectives, even if it may not meet the statute's standards and Mail-Well may not be able to deduct all of the compensation. Accordingly, the Board and the committee have expressly kept the right to award non-deductible compensation when appropriate. Because of uncertainties as to the interpretation of Section 162(m) and related regulations, in spite of

Mail-Well's efforts, it is not certain that compensation intended by Mail-Well to satisfy the deductibility requirements under Section 162(m) will in fact satisfy those requirements.

Base Salary. We review our executives' salaries each year. We fix base salaries with appropriate performance requirements at levels at or around the mid-point for amounts paid to senior executives with similar qualifications, experience and responsibilities at similar companies. Our chairman and chief executive officer submits salary recommendations each year to the committee for all other officers. In determining the salary to be paid, the committee considers financial and operating performance compared to Mail-Well's internal operating plan and external benchmarking data, as well as whether management has reached certain long-term and short-term strategic goals.

In addition, the base salaries take into account the individual's experience within the industry and with Mail-Well and its predecessors, and their support of Mail-Well's values. The committee believes that compensation for our executive officers has been competitive, appropriate and comparable to similarly-situated companies.

Based on its evaluation of these factors, the committee believes that senior management is dedicated to achieving long-term financial improvements and that our compensation policies, plans and programs contribute to management's goals. The committee tries to consider all of these factors when it makes its compensation decisions. However, the committee recognizes that its decisions are primarily subjective in nature. The committee does not assign any specified weight to the factors it considers.

Cash Bonus Incentive Compensation. We pay bonus incentive compensation to officers under our cash bonus annual incentive plan described on page 16. Incentive compensation is usually paid as a percentage of each executive's base salary and is based on how well an executive meets pre-established financial goals established by the Board and individual performance goals. Minimum, target and maximum goals are set by the committee. The weighting of the goals for officers varies from year to year based on the strategic business plan. For 2003, the performance measures included EBITDA and significant safety, productivity and satisfaction measures tied to our strategic plan. We consider the profitability and growth of Mail-Well and the executive officer's job performance in paying incentive compensation. Due to Mail-Well's performance, none of the named executive officers was paid an incentive bonus under the bonus plan for 2003.

Long-Term Equity Incentive Plan. We believe that the interests of stockholders and our key employees, including officers and directors, are more closely linked when key employees are given the opportunity to own our common stock. We grant officers, directors and other key employees options to purchase common stock under our long-term equity incentive plan described on page 17. Mail-Well has only granted stock options at a price equal to or greater than fair market value. The number of options granted by the committee is based on the committee's evaluation of:

     o anticipated performance requirements and potential contributions of each employee,
     o   recommendations of senior management,
     o equity participation levels of executives and key employees at comparable companies,
     o total compensation levels of our executives as compared to comparable companies, and
     o   prior grants.

In 2003 the committee granted options representing 284,875 shares of common stock to executive officers. These grants were made to keep our executives' interests linked to that of our stockholders by providing incentives to reach Mail-Well's long-range goals.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Reilly, our chief executive officer and chairman of the Board, received a salary of $618,077 in 2003 and a bonus of $192,000 for 2002 which was paid in 2003. Due to Mail-Well's performance, Mr. Reilly was not eligible for an incentive payment under our cash bonus annual incentive plan for 2003. In 2003 the committee granted options for 90,000 shares of common stock to Mr. Reilly under our long-term equity incentive plan.

CONCLUSION

In summary, we believe that our policy of linking executive compensation to Mail-Well's performance was met. We believe that Mail-Well's compensation levels properly reflect our philosophy. In addition, we believe that Mail-Well's executive compensation programs and policies support our overall objective to enhance stockholder value through the profitable management of Mail-Well's operations.

RESPECTFULLY SUBMITTED:

Alister W. Reynolds (Chair)
Thomas E. Costello
Martin J. Maloney
David M. Olivier

-------------------------------------------------------------------------------

                AMENDMENT OF LONG-TERM EQUITY INCENTIVE PLAN

-------------------------------------------------------------------------------


GENERAL PROPOSAL

On February 4, 2004, our compensation and human resources committee approved amendments to our long-term equity incentive plan to (a) increase by 3,025,000 from 4,425,000 to 7,450,000 the number of shares which may be granted under the plan and (b) amend the limitation that only 800,000 shares may be granted as awards other than options under the plan to provide that:

     o no more than 1,500,000 shares may be issued in connection with free-standing stock appreciation rights,
     o   no more than 1,000,000 shares may be granted as restricted stock, and
     o no more than 750,000 shares may be granted as performance restricted stock or performance restricted units payable in stock.

We are asking shareholders to approve these amendments.

The compensation and human resources committee has identified that the number of shares remaining is not sufficient to make future awards to our directors, officers, employees and consultants. The committee also believes that expanding the types of equity vehicles which may be granted as awards other than options under the plan, and providing limitations to the number of shares available for each of those vehicles, will expand the committee's ability to effectively provide long-term incentives to our directors, officers, employees and consultants.

Our Board believes it to be in our best interest to adopt these amendments in order to continue to use the plan awards as incentives to:

     o attract and retain qualified officers, directors and employees in a competitive labor market,
     o   encourage their increased stock ownership, and
     o   promote long-term performance.

We believe that our people are essential to Mail-Well's long-term growth and success. The plan is summarized below. Please also review the equity compensation chart on page 19 when considering approval of the amendments to this plan.

SHARES AVAILABLE FOR AWARDS UNDER THE PLAN

Under the plan, awards may be granted to our officers, directors, employees and consultants for:

     o   options for our common stock,
     o   free-standing stock appreciation rights based on our common stock,
     o   restricted shares of our common stock,
     o   performance restricted share units based on our common stock, and
     o   performance awards.


Currently the maximum number of shares of common stock which may be granted under the plan is 4,425,000, of which no more than 800,000 shares may be granted as awards other than options. As of March 5, 2004, we had granted stock options for 2,253,899 shares and 685,148 shares of restricted stock so there are only 1,485,943 shares left available for future grant under the plan of which only 115,102 shares may be granted as awards other than options.

The additional 3,025,000 shares, which would then be reserved for issuance under the plan if the amendments are approved by shareholders, represented approximately 6.3% of our outstanding shares on March 5, 2004. Based solely on the closing price of our common stock as reported on the New York Stock Exchange on that date of $4.27 per share, the total market value of the 3,025,000 additional shares which may then be issued under the plan would be $12,916,750.


Shares subject to an award that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated remain available for awards under the plan. Shares issued under the plan may be either newly issued shares or shares which we have reacquired. Shares issued as substitute awards when we assume outstanding awards previously granted by a company which we acquire do not reduce the number of shares available for awards.

The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of

1986. Under these limitations no single participant may generally receive options or stock appreciation rights in any calendar year that relate to more than $1 million. Finally, awards may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

ELIGIBILITY


Current and prospective officers, employees, directors and consultants of Mail-Well or its subsidiaries or affiliates may be granted awards under the plan. As of March 5, 2004, approximately 270 individuals were eligible to participate in the plan. Our compensation and human resources committee has not yet determined the individuals who will receive new awards under the plan if the amendment is approved by stockholders.


ADMINISTRATION

The plan is administered by our compensation and human resources committee. Awards to directors serving on the committee are determined and administered by the full Board of Directors. The committee may:

     o   select participants,
     o   determine the type and number of awards to be granted,
     o determine the exercise or purchase price, vesting periods and performance goals, if any,
     o   determine and later amend the terms and conditions of any award,
     o   interpret the rules relating to the plan, and
     o   otherwise administer the plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee may also grant stock appreciation rights either with or without a related option. The committee determines the terms and vesting provisions, including the exercise price that generally may not be less than the fair market value of a share of common stock on the date of the grant. Although the plan currently provides that an accelerated ownership feature may be added to any option granted under the plan, this feature is being eliminated by the Board's amendment to the plan.

RESTRICTED SHARES AND RESTRICTED SHARE UNITS

The committee may grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock with transfer restrictions. These restrictions lapse on the basis of performance and/or continued employment as determined in advance by the committee. They may be forfeited by participants as specified by the committee in the award agreement. A participant who has received a grant of restricted shares will receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of during the restricted period or until after the restrictive conditions are met.

Each restricted share unit has a value equal to the fair market value of a share of our common stock on the date of grant. The committee determines the restrictions applicable to the restricted share units. A participant is credited with dividend equivalents on any vested restricted share units when dividends are paid to stockholders. Restricted share units generally may not be transferred, encumbered or disposed of unless the participant is continuously employed by Mail-Well during the restricted period or until after the restrictive conditions are met.

PERFORMANCE AWARDS

A performance award is a right that is denominated in cash or shares of common stock, and valued by the achievement of certain performance goals during performance periods as established by the committee. The plan specifies the types of goals the committee may consider when granting performance awards. The committee determines the form, time and type of payment. Performance awards may be forfeited when employment is terminated other than for death or total disability. A participant's rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

OTHER TERMS

Other Stock-Based Awards. The committee may grant any other type of awards that are payable in or valued by our common stock. The committee determines the terms and conditions of these awards.

Change in Control. All outstanding awards vest, become immediately exercisable or payable and have all restrictions lifted immediately when Mail-Well experiences a change in control.

Amendment and Termination. The Board may amend or terminate the plan subject to applicable stockholder approval. The committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Following is a brief description of the federal income tax consequences generally arising for awards under the plan. Tax consequences to Mail-Well and to participants receiving awards will vary with the type of award.

Effects on Participants. Generally, a participant will not recognize income, and Mail-Well is not entitled to take a deduction, when an incentive stock option, a nonqualified option, a stock appreciation right or a restricted share award are granted. A participant generally will not have taxable income when he exercises an incentive stock option. When a participant exercises an option other than an incentive stock option, he must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise.

If a participant sells shares of common stock acquired from an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between the fair market value of the shares at the date of exercise and the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares.

Effects on Mail-Well. Mail-Well generally may receive a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. Mail-Well generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, Mail-Well will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to selling the shares.

Similarly, the exercise of a stock appreciation right will result in ordinary income on the value of the stock appreciation right to the participant at the time of exercise. Mail-Well will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a stock appreciation right. When restricted stock is granted the participant will recognize ordinary income on the fair market value at the time shares of restricted stock become vested unless a participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the sale of any common stock acquired through the exercise of a stock appreciation right or restricted share award. For this purpose, the participant's basis in the common stock is generally its fair market value at the time the stock appreciation right is exercised or the restricted share becomes vested. Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Performance-based Compensation. Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as "performance-based compensation" is excluded from this $1 million deduction limit and therefore remains fully deductible by Mail-Well. Mail-Well intends that the following grants will qualify as "performance-based compensation" so that these awards will not be subject to the Section 162(m) deduction limitations:

     o   performance awards,
     o options granted with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant, and
     o options granted to employees that the committee expects to be named executive officers at the time a deduction arises.

-------------------------------------------------------------------------------

                       REPORT OF THE AUDIT COMMITTEE

-------------------------------------------------------------------------------


All members of Mail-Well's audit committee are independent directors. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of its accounting, auditing and reporting practices as summarized on page 9. The full responsibilities of the committee are described in its charter which can be accessed on Mail-Well's website at www.mailwell.com under "investor relations--governance."

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. Ernst & Young, LLP, Mail-Well's independent auditor, is responsible for expressing an opinion on the conformity of Mail-Well's audited consolidated financial statements with generally accepted accounting principles. The committee has reviewed and discussed Mail-Well's audited consolidated financial statements with management and Ernst & Young. The committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the new rules of the Securities and Exchange Commission and the new listing standards of the New York Stock Exchange. The committee engaged independent legal counsel to review, assess and make recommendations on procedures required by the Sarbanes-Oxley Act. The committee also continues to follow the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees issued in February 1999 which is sponsored by the major securities markets.

At each of its four regular meetings in 2003 the audit committee met with Ernst & Young and the senior members of Mail-Well's financial management team, including Mail-Well's senior vice president--finance and chief financial officer, vice president and general auditor, vice president-- controller and our senior vice president--corporate development and chief legal officer. During 2003 the committee also met periodically with the chief financial officers and controllers of Mail-Well's operating segments. The committee reviewed with the financial management team:

     o   overall audit scopes and plans,
     o   results of internal and external audit examinations,
     o   evaluations of Mail-Well's internal controls by Ernst & Young, and
     o   quality of Mail-Well's financial reporting.

The committee considered the need to ensure the independence of Mail-Well's auditors while recognizing that in certain situations Ernst & Young may possess the expertise and be in the best position to advise Mail-Well on issues and matters other than accounting and auditing. All audit services and fees payable to Ernst & Young for audit services must be pre-approved. The committee's charter allows a general pre-approval by the committee of audit-related services without a specific case-by-case consideration of each service to be performed by Ernst & Young. The committee's charter requires that any other services, including any permitted non-audit services, be approved by the committee or by a committee member. The committee then communicates its approval to management. All audit and non-audit services performed by Ernst & Young during 2003 were pre-approved under these procedures.

Management reviewed Mail-Well's 2003 audited financial statements with the audit committee. In addressing the quality of management's accounting judgments, the committee asked for management's representations that the audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The committee expressed to both management and Ernst & Young its general preference for conservative policies when a range of accounting options is available.

The committee had a private session at each of its four regular meetings with Ernst & Young to candidly discuss financial management, accounting and internal control issues. The committee asked Ernst & Young to address several questions that committee members believe are particularly relevant to the committee's oversight, including whether:

     o there are any significant accounting judgments made by management in preparing the financial statements that would have been made differently had Ernst & Young prepared and been responsible for the financial statements,
     o Mail-Well's financial statements fairly present to investors, with clarity and completeness, its financial position and performance for the reporting period in accordance with generally accepted accounting principles and disclosure requirements of the Securities and Exchange Commission,
     o Mail-Well has implemented internal controls and internal audit procedures that are appropriate for it, and
     o Ernst & Young had discovered any accounting adjustments made by management during the year that would have been more properly reflected in prior year results.

The audit committee believes that by focusing its discussions with Ernst & Young, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

Based on the audit committee's review and discussions with management and Ernst & Young, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Mail-Well's annual report on Form 10-K for the year ending December 31, 2003, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED:

     Jerome W. Pickholz (Chair)
     Frank J. Hevrdejs
     Martin J. Maloney
     Alister W. Reynolds
     Susan O. Rheney

-------------------------------------------------------------------------------

                        INDEPENDENT PUBLIC AUDITORS

-------------------------------------------------------------------------------

The audit committee selected Ernst & Young, LLP as our independent auditors for 2004. Representatives of Ernst & Young are expected to attend the annual meeting and will have the opportunity to make a statement and answer questions.

FEES

The following table shows the fees we paid to Ernst & Young in 2003 and 2002:

                  ----------------------------------------------------------------------------------
                                                                      2003              2002
                  ----------------------------------------------------------------------------------
                  Audit fees(1)                                     $751,000         $  716,000
                  ----------------------------------------------------------------------------------
                  Audit-related fees(2)                              167,000            590,000
                  ----------------------------------------------------------------------------------
                  Tax fees(3)                                         31,000             67,000
                  ----------------------------------------------------------------------------------
                  All other fees                                           0                  0
                  ----------------------------------------------------------------------------------
                           Total                                    $949,000         $1,456,000
                                                                    ========         ==========
                  ----------------------------------------------------------------------------------

(1) For auditing our annual consolidated financial statements and accounting consultations during the audit and reviews of our interim financial statements in our reports filed with the Securities and Exchange Commission.
(2) For audits of our six employee benefit plans, accounting and auditing consultation services, assistance with our debt offering and audits of separate subsidiary financial statements.
(3)      For tax return review and preparation and tax advice and planning.

AUDITOR INDEPENDENCE

The audit committee considered the effect that provision of the services described above under "tax fees" and "all other fees" may have on the independence of Ernst & Young. These fees amounted to approximately 3.27% of our total fees paid to Ernst & Young in 2003 and approximately 4.60% of our total fees paid in 2002. The committee approved these services and determined that those non-audit services were compatible with maintaining the independence of Ernst & Young as our principal auditor. Ernst & Young provided the committee with the written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the committee discussed with Ernst & Young their independence.

-------------------------------------------------------------------------------

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

-------------------------------------------------------------------------------


The following graph presents the cumulative total yearly stockholder return from investing $100 on December 31, 1998, in each of:

     o   Mail-Well's common stock,
     o Standard & Poor's 500 Index which is broad equity market index published by Standard & Poor's, and
     o a peer group chosen by Mail-Well with companies similar to Mail-Well, weighted by market capitalization, which includes Consolidated Graphics, Inc., Deluxe Corporation, R. R. Donnelley & Sons Company, Moore/Wallace, Inc. and Standard Register Company.

Our common stock is listed on the New York Stock Exchange under the symbol "MWL." If stockholders approve the change of our corporate name to Cenveo, Inc., our new ticker symbol will be "CVO."

                                  [GRAPH]

                          MAIL-WELL         PEER GROUP            S&P 500
                         -----------       ------------          ---------
            31-Dec-98      100.00             100.00               100.00

            31-Mar-99      245.04             106.04               169.98

            30-Jun-99      296.56             123.87               181.39

            30-Sep-99      254.20             101.62               169.49

            31-Dec-99      247.33              88.14               194.14

            31-Mar-00      159.16              77.61               198.02

            30-Jun-00      158.02              80.17               192.21

            30-Sep-00       87.02              85.43               189.82

            31-Dec-00       79.01              94.36               174.46

            31-Mar-01       89.40              92.66               153.32

            30-Jun-01       77.86             104.26               161.79

            30-Sep-01       67.79             101.23               137.55

            31-Dec-01       75.11             115.15               151.70

            31-Mar-02       33.16             109.72               122.52

            30-Jun-02       27.46             101.05               105.70

            30-Sep-02        5.49              94.64                87.06

            31-Dec-02       13.20              90.78                93.95

            31-Mar-03       10.72              80.17                90.57

            30-Jun-03       13.31              99.56               104.06

            30-Sep-03       18.48              95.53               106.35

            31-Dec-03       24.34             108.25               118.74

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                             OTHER INFORMATION

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and some other stockholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and New York Stock Exchange. To the best of our knowledge, all required filings in 2003 were properly made in a timely fashion. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

FINANCIAL MATERIALS

Stockholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from Mail-Well, 8310 South Valley Highway, #400, Englewood, CO 80112, Attention: Corporate Secretary. These materials may also be accessed on our web site at www.mailwell.com.

CONTACT THE BOARD


Stockholders may at any time direct questions to the independent lead director of the Board by sending an e-mail to leaddirector@mailwell.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these e-mail messages and facilitates an appropriate response. The lead directors for 2004 are listed on page 10. We also encourage stockholders to attend the annual meeting to ask questions of directors concerning Mail-Well.


Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our code of business conduct and ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the internet at www.mysafeworkplace.com.

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[MAIL-WELL LOGO]

MAIL-WELL, INC.
8310 S. VALLEY HWY., #400
ENGLEWOOD, CO 80112


VOTE BY INTERNET - www.proxyvote.com
                   -----------------
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Mail-Well, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.




TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                            MAILWL           KEEP THIS PORTION FOR YOUR RECORDS
-------------------------------------------------------------------------------
                                            DETACH AND RETURN THIS PORTION ONLY
            THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
===============================================================================
MAIL-WELL, INC.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE FOLLOWING
                                                          ---
     ITEMS:

     (1) To elect as directors the nominees listed below.
         Paul V. Reilly, Thomas E. Costello, Martin J. Maloney, David M. Olivier, Jerome W. Pickholz, Alister W. Reynolds, and Susan O. Rheney


         FOR   WITHHOLD   FOR ALL
         ALL     ALL      EXCEPT

         / /     / /        / /

         To withhold authority to vote, mark "For All Except" and write the nominee's name on the line below.

         ----------------------------------------------

     VOTE ON PROPOSALS

     (2) Amend our articles of incorporation to change our corporate name to Cenveo, Inc.

         FOR    AGAINST    ABSTAIN

         / /     / /        / /

     (3) Amend our long-term equity incentive plan to (a) increase by 3,025,000 the number of shares which may be granted under the plan, and (b) amend the limitation that only 800,000 shares may be granted as awards other than options.

         FOR    AGAINST    ABSTAIN

         / /     / /        / /

     (4) To ratify the selection of Ernst & Young LLP, as our independent auditors for the year ending December 31, 2004.

         FOR    AGAINST    ABSTAIN

         / /     / /        / /


     NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.

         THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS, AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4. THIS PROXY,
                                     ---
         WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.
                                   ---


     (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please affix corporate seal. If a partnership, please sign in partnership name by authorized persons. If joint tenants, each joint tenant should sign.)

     -------------------------------------------------------     --------------


     -------------------------------------------------------     --------------
     Signature [PLEASE SIGN WITHIN BOX]                               Date

     -------------------------------------------------------     --------------


     -------------------------------------------------------     --------------
     Signature (Joint Owners)                                         Date

===============================================================================

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===============================================================================

REVOCABLE PROXY                                               MAIL-WELL, INC.

                  SOLICITED BY THE BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, APRIL 29, 2004

The undersigned holder of common stock of Mail-Well, Inc., a Colorado corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders dated March 19, 2004, and, revoking any proxy heretofore given, hereby appoints Mark L. Zoeller and Herbert H. Davis, and each of them, with full power to each of substitution, as attorneys and proxies, to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of March 5, 2004, at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, 8310 S.
Valley Hwy., #400, Englewood, Colorado, on April 29, 2004, at 8:30 a.m., and at any postponements and adjournments thereof, upon the following items, as set forth in the Notice of Annual Meeting, and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

===============================================================================

                                   APPENDIX


     Page 29 of the printed proxy statement contains a Graph. The information contained within the graph is presented in a tabular format immediately following the graph.